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                                EXHIBIT 10.5*




































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                            EMPLOYMENT AGREEMENT


     THIS AGREEMENT, made and entered into as of January 1, 1995, by and between AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS, a Georgia corporation (hereinafter "AFLAC"), and YOSHIKI OTAKE (hereinafter "OTAKE").

     WHEREAS, AFLAC and OTAKE desire to enter into an Employment Agreement and to set forth the terms and conditions of OTAKE's employment; and

     WHEREAS, AFLAC and OTAKE desire to terminate any and all other employment agreements heretofore existing between them prior to January 1, 1995; and

     WHEREAS, AFLAC believes that OTAKE has made and continues to make substantial and highly significant contributions to the development and expansion of AFLAC-Japan; and

     WHEREAS, OTAKE was one of the founders of AFLAC-Japan and has continuously headed its sales force, and AFLAC recognizes the special contributions made by OTAKE including the development and continuing expansion of AFLAC-Japan.

     NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows:

                            1.  EMPLOYMENT.

     AFLAC agrees to employ OTAKE for the term of this Agreement in the capacity set forth herein and OTAKE agrees to devote full-time to his duties hereunder as specified.

                               2.  TERM.

     OTAKE's employment hereunder shall be for the period commencing January 1, 1995 and continuing through December 31, 2004 (10 years), unless sooner terminated as hereinafter provided, and may be renewed thereafter on an annual basis by mutual consent of the parties to this Agreement.

                           3.  COMPENSATION.

     a) BASE SALARY. For the year 1995, AFLAC shall pay as salary to OTAKE an amount equal to 68,290,000 yen. For 1996 and subsequent years, OTAKE shall be considered for salary increases in the same general proportion as the annual increases in the base salaries of other senior executive officers of Corporation as determined by the Compensation Committee of AFLAC Incorporated's Board of Directors (the "Board").

     b) MANAGEMENT INCENTIVE PLAN. In addition to the Base Salary paid to Otake, AFLAC shall, for each calendar year of OTAKE's employment by AFLAC, beginning with the calendar year 1995, continue to pay OTAKE, as performance bonus compensation, an amount determined each year under AFLAC's current Management Incentive Plan (short-term Incentive Program) with a target level based on at least thirty-five percent (35%) of base salary. Nothing in this

                                 EXH 10.5-1

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paragraph shall preclude OTAKE from receiving additional discretionary bonuses approved by the Board of AFLAC Incorporated.

     c) STOCK OPTIONS. OTAKE shall continue to be eligible to be awarded stock options to purchase AFLAC Incorporated's common stock under its Stock Option Plans for selected key employees and Directors during the term of this Agreement.

                               4.  DUTIES.

     Pursuant to the terms and conditions of this Agreement, OTAKE will provide executive management services as Chairman of AFLAC-Japan and continue to be the sole AFLAC representative (Director) registered in Japan. OTAKE will assume the title and position of "Director Chairman of AFLAC-Japan" (hereinafter referred to as the "Director Chairman"). The Director Chairman shall be directly responsible to the Chief Executive Officer of AFLAC and shall perform any and all assignments that the Chief Executive Officer or the President of AFLAC or their designated representatives may request the Director Chairman to perform. It is specifically agreed and understood that the policies and directives of AFLAC will be promptly and fully implemented by the Director Chairman in the management and operation of AFLAC-Japan to the extent such policies and directives do not contravene or violate Japanese laws, directives of the Ministry of Finance of Japan or administrative guidance governing the operations of AFLAC in Japan. Subject to AFLAC's Bylaws and with the prior consent of AFLAC, OTAKE shall appoint the President of AFLAC-Japan (hereinafter referred to as the "President-Japan"). Subject to AFLAC's bylaws, OTAKE shall appoint one or more executive vice presidents, and senior vice presidents (hereinafter referred to as Executive Officers) and any other officers (hereinafter referred to as Supervisory Officers), upon taking into consideration the nominations for such posts made by the President-Japan.

     The Corporation's Chief Executive Officer may terminate OTAKE's service as Director Chairman at any time by giving OTAKE sixty (60) days written notice. From the termination date until OTAKE attains age sixty-five (65), if OTAKE remains mentally and physically sound, OTAKE shall be allowed to continue his employment with such status as deemed appropriate by AFLAC, with a starting salary equivalent to seventy percent (70%) of his last salary, subject to annual cost-of-living increases as described in Section 3(a) above. This continued employment shall not adversely affect the base figure for the retirement benefits as set forth in Section 6(b) below. OTAKE will continue to participate in the Management Incentive Plan as described in
Section 3(b) above.

                            5.  OTHER BENEFITS.

     During his service as Director Chairman, OTAKE will be furnished office space suitable to this position, an automobile and driver, secretarial support and other benefits usual to a similar position in Japan.

                              6.  RETIREMENT.

     AFLAC, in recognition of OTAKE's role in the development and expansion of the AFLAC-Japan, and in consideration of the value to AFLAC of offering OTAKE a retirement plan which will encourage his continued employment until date of retirement and thereafter assure his continued service in an advisory capacity and to preclude him from rendering any service, assistance or advice

                                 EXH 10.5-2
to any competitor of AFLAC, hereby agrees to the following retirement plan for OTAKE:

     a) ELIGIBILITY FOR RETIREMENT. Subject to the terms and conditions of this Agreement, OTAKE shall be eligible for retirement as follows:

          1) At age sixty-five (65) -- mandatory retirement with full benefits, as defined below.



          2) Early retirement -- At the request of OTAKE and subject to approval of the Chief Executive Officer of AFLAC, or at the request of the CEO, OTAKE may take voluntary retirement with full benefits, as defined below.

          3) Early retirement -- Total and Permanent Disability prior to attainment of age sixty-five (65), retirement with full benefits, as defined below. Disability is defined as any physical or mental condition which prevents OTAKE from performing the normal functions of his duties as defined herein.

     b) RETIREMENT BENEFITS. Upon retirement, OTAKE shall be paid benefits under either Sub-section (1) or (2) below:

          1) Full Retirement Without Surviving Spouse Benefit. Participant shall be paid, at the same intervals as active employees of the AFLAC-Japan, at the rate of sixty percent (60%) of the compensation equal to Base Salary and Management Incentive Plan Bonus (Section 3(a) and 3(b) above) received from AFLAC, or AFLAC-Japan, for either:

              (a) the last twelve (12) months of active employment with AFLAC, or

              (b) the highest compensation received in any calendar year of this Agreement preceding the date of retirement, whichever is higher; such retirement compensation to be paid for the lifetime of OTAKE and to be terminate at the end of the calendar month in which OTAKE's death occurs.

          2) Full Retirement with Surviving Spouse Benefit. At the option of OTAKE, and subject to his written notice of such election being filed by OTAKE with the Secretary of AFLAC on or before the effective date of retirement, OTAKE may elect to receive for his lifetime a reduced compensation in the amount of fifty -four percent (54%) of previous compensation, as set forth in Section (1) above, with the additional provision that, effective with the calendar month following the death of OTAKE after retirement, AFLAC will pay monthly to the surviving spouse of OTAKE one-half (1/2) of the amount which OTAKE would have received as retirement income had he survived, such survivor's income to be paid for the appropriate period of time shown below:

               (a) If at the time of OTAKE's death, the surviving spouse is fifty-five (55) years of age or older, then such
                                 EXH 10.5-3

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                    survivor's benefit shall be paid for the lifetime of the
                    surviving spouse, or

               (b) If at the time of OTAKE's death, the surviving spouse is younger than 55 years of age, then such survivor's benefit shall be paid only for a maximum period of 20 years from OTAKE's death or until the surviving spouse's earlier death, whichever occurs first.

     c) ADJUSTMENTS TO RETIREMENT BENEFITS. All retirement benefits paid under Sub-section b) above shall be subject to annual cost-of-living type increases proportionate to any such compensation increases granted each year to the most senior officers of AFLAC-Japan, or, at the option of AFLAC, by any alternate reasonable index of cost-of-living increases.

     d) After Retirement, OTAKE shall be furnished suitable office space and secretarial support for the maintenance of his consultation work for AFLAC, with payment by AFLAC of appropriate expenses.

     e) After Retirement, OTAKE and his spouse shall receive for their lifetime full medical expense benefits, either through direct payment by AFLAC or, at the option of AFLAC, by insurance paid by AFLAC.

                      7.  TERMINATION FOR GOOD CAUSE

     Notwithstanding any other provision of this Agreement, AFLAC shall have the right to terminate OTAKE for good cause at which time AFLAC shall no longer be required to pay any benefits under this Agreement. "Good cause" shall mean: (i) OTAKE's willful and deliberate failure to substantially perform his executive and management duties hereunder for a continuous period of more than sixty (60) days for reasons other than OTAKE's sickness, injury, or disability; (ii) the willful and deliberate conduct by OTAKE which is intended by OTAKE to cause, and which does in fact result in substantial injury or damage to AFLAC; or (iii) the conviction or plea of guilty by OTAKE of a felony crime involving moral turpitude.

                           8.  CONSULTATION.

     As a condition to the payment of retirement benefits as set forth in this Employment Agreement, OTAKE agrees to make himself available to AFLAC after retirement as an independent consultant for consultation by request of AFLAC at reasonable business hours and upon reasonable notice, and subject to conditions of health, without further compensation, except necessary and proper business, travel or entertainment expenses required in connection with such consultation.

                           9.  NON-COMPETITION.

     As a further condition to the payment of benefits (including retirement benefits), OTAKE agrees that so long as benefits are paid to him by AFLAC he will not, without the prior written consent of the Chief Executive Officer of AFLAC, directly or indirectly render advisory or any other services to, or become employed by, or participate or engage in any business competitive with any of the insurance business activities of AFLAC or its subsidiaries in any states and/or foreign countries in which it or its subsidiaries do business.



                                 EXH 10.5-4

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               10.  RIGHTS UNDER OTHER AFLAC RETIREMENT PLANS.

     In consideration of the benefits contained herein, OTAKE waives any and all rights to participate in any and all other AFLAC or AFLAC-Japan retirement or pension plans.

                            11.  IRREVOCABLE.

     Upon execution by both parties hereto, the agreement shall be binding on the parties hereto and cannot be amended, modified, suspended, or supplemented in any respect except by an agreement in writing executed by both parties hereto.

                         12.  SUCCESSORS OF AFLAC.

     This Agreement shall be binding upon any successor to AFLAC and such successor shall be deemed substituted for AFLAC for all purposes under this Agreement.

                       13.  CONSOLIDATION OR MERGER.

     In the event AFLAC consolidates or merges into another corporation which survives the consolidation or merger, it is AFLAC's intent that such surviving corporation shall assume this Agreement, and upon such assumption OTAKE and the survivor shall become obligated to perform the terms and conditions hereof and the term "AFLAC" as used in this Agreement shall be deemed to refer to such survivor.

                             14.  ARBITRATION.

     Matters not specifically mentioned herein shall be resolved upon mutual consultation in accordance with the principles of good faith and trust. Any unresolved dispute arising out of or relating to this Agreement or controversy relating to the interpretation or breach hereof shall be settled by arbitration at a mutually agreeable location in the United States in accordance with the commercial arbitration rules of the American Arbitration Association.

                           15.  APPLICABLE LAW.

     This Agreement is intended to and shall be governed by the laws of the State of Georgia.

                           16.  ENTIRE AGREEMENT.

     This Agreement shall supersede any other contract of employment or retirement, whether oral or in writing, between AFLAC and OTAKE.











                                 EXH 10.5-5

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     IN WITNESS WHEREOF, AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS
has caused this Agreement to be executed in its corporate name and by its officers thereto fully authorized, this 24th day of October 1994, in the State of Georgia.





 /s/ Yoshiki Otake                    AMERICAN FAMILY LIFE
- -------------------------(L.S.)       ASSURANCE COMPANY OF
YOSHIKI OTAKE                         COLUMBUS, GEORGIA (AFLAC)


 /s/ Masatami Ohtsuka
- -------------------------(L.S.)
WITNESS                            BY:   /s/ Daniel P. Amos
                                        --------------------------
                                        DANIEL P. AMOS, CEO


                               ATTEST:   /s/ Joey M. Loudermilk
                                        --------------------------
                                        JOEY M. LOUDERMILK
                                        Secretary

































                                 EXH 10.5-6